Exhibit 10.1
Rochester Medical Corporation
Fiscal 2010 Management Incentive Plan
(adopted by the Compensation Committee of the Board of Directors on November 17, 2009)
EXECUTIVE MANAGEMENT INCENTIVE PLAN (BONUS)
Eligibility
•	All Executive Officers will be eligible to participate.

•	Recommended participation rates have been set by the President, and are based upon the respective position level and function of each executive.

•	Participation rates for incentive bonuses are expressed as a percentage of base salary.
Fiscal 2010

	Bonus Participation			Weighted Performance
	(% of Base Salary)			Criteria
	Minimum	Target	Maximum		Gross
Participant	Payout	Payout	Payout	Sales	Margin
Anthony Conway	0%	60%	90%	50%	50%
David Jonas	0%	50%	75%	50%	50%
Martyn Sholtis	0%	50%	75%	75%	25%
Philip Conway	0%	50%	75%	50%	50%
James Carper	0%	40%	60%	75%	25%
Robert Anglin	0%	40%	60%	50%	50%
•	Both weighted performance criteria (sales and gross margin) have minimum requirements and maximum levels of payout. The range of accomplishment for each performance criteria is 0%-150%, with 100% being at target. The sales and gross margin performance targets are approved by the Compensation Committee. The performance target for sales for 100% achievement is based on the approved fiscal 2010 sales budget, with the minimum requirement set at sales equivalent to fiscal 2009 results, and the maximum payout earned at two times the fiscal 2010 sales budget. The performance target for gross margin for 100% achievement is based on budgeted fiscal 2010 gross margin percentage, with the minimum requirement set at 4% below the budgeted fiscal 2010 gross margin percentage, and the maximum payout earned at 4% above the budgeted fiscal 2010 gross margin percentage.
Bonus Calculation and Payout
The CFO will calculate actual results from the respective areas of responsibility for each executive against financial targets for review by the CEO. All targets will be calculated exclusive of exchange rate gains or losses. This calculation will result in a payout level as a percentage of the annual incentive target. Performance levels will be reviewed, and any deviations from the approved plan must be approved, by the Compensation Committee prior to disbursement.